Exhibit 99.1

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For immediate release on Wed., Oct. 22 at 3:01am EDT/12:01 PDT

Contacts:
Investor Relations	Public Relations
Angy Merola	Steve Stratz
aQuantive, Inc.	aQuantive, Inc
(206) 816-8334	(206) 816-8692

Conference Call and Webcast at 4:30 p.m. EDT/1:30 p.m. PDT Today

AQUANTIVE, INC. ANNOUNCES THIRD QUARTER RESULTS

Revenue increases 70 percent and gross profit increases 48 percent year-over-year;

bottom line exceeds guidance

SEATTLE—Oct. 22, 2003—aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company and parent company to interactive agencies Avenue A and i-FRONTIER, and advertising technology provider Atlas DMT, today reported third quarter 2003 financial results.

Third quarter highlights include:

•	Revenue of $58.6 million, an increase of 70 percent from the comparable year-ago period
•	Gross profit of $15.0 million, an increase of 48 percent from the comparable year-ago period
•	GAAP net income of $3.4 million, or $0.06 cents per basic share, marking the company’s ninth consecutive quarter of improved bottom line performance
•	Strong balance sheet, with $128.2 million in cash and short-term investments
•	aQuantive named No. 1 and No. 21 fastest-growing technology company in Washington state and North America, respectively. The company’s combined five-year revenue growth of 22,045 percent earned aQuantive fast-growing honors, according to Deloitte & Touche LLP’s 2003 Washington State Technology Fast 50 and Fast 500 programs.

“I am very pleased with our strong third quarter results and the fact that each of our businesses – Avenue A, i-FRONTIER and Atlas DMT – is performing very well. We are also encouraged by the signs of strength the overall online advertising industry is experiencing,” said Brian McAndrews, president and CEO of aQuantive, Inc. “As we turn the corner into 2004, we see solid growth and an array of opportunities to capitalize on our leadership position in digital marketing services and technologies.”

For the quarter ended September 30, 2003, aQuantive reported revenues of $58.6 million, compared to revenues of $34.4 million for the quarter ended September 30, 2002. Gross profit for the 2003 third quarter increased to $15.0 million compared to $10.1 million from the year-ago third quarter. Net income for the 2003 third quarter was $3.4 million, or $0.06 per basic share, or $0.05 per diluted share, compared to a net loss for the year-ago third quarter of $677,000, or $0.01 per share.

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For the nine months ended September 30, 2003, aQuantive had revenue of $158.1 million, compared to revenue of $88.3 million for the nine months ended September 30, 2002. Gross profit for the first nine months of 2003 was $43.7 million versus $25.3 million for the comparable period last year. Net income for the nine months of 2003 was $7.7 million, or $0.13 cents per basic share, or $0.11 per diluted share, versus a net loss of $6.3 million, or $0.11 cents per share, for the comparable period last year.

Financial Guidance

The company expects fourth quarter results as follows:

•	Revenue of $60-65 million
•	Gross profit of $15-17 million
•	Net income of $0.05-0.07 cents per basic share, or $0.04-0.06 cents per diluted share

The company expects full year 2003 results as follows:

•	Revenue of $218-223 million
•	Gross profit of $59-61 million
•	Net income of $0.18-0.20 cents per basic share, or $0.15-0.17 cents per diluted share

Third Quarter 2003 Conference Call/Webcast Today at 4:30 p.m. EDT/1:30 p.m. PDT

aQuantive, Inc. will host a conference call /Webcast to discuss Q3 financial results today at 4:30 p.m. EDT/1:30 p.m. PDT. The conference call will be webcast from the Investor Relations section of the Company’s website at www.aquantive.com/investor. Interested parties should log on to the webcast approximately 15 minutes prior to download any necessary software. The webcast is not interactive.

About aQuantive, Inc.

aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company, was founded in 1997 to help marketers acquire, retain and grow customers across all digital media. Through its operating units, full-service interactive agencies Avenue A (www.avenuea.com) and i-FRONTIER (www.ifrontier.com), and Atlas DMT (www.atlasdmt.com), a provider of advertising technology solutions, aQuantive, Inc. is positioned to bring value to any interaction in the digital marketplace. aQuantive, Inc. (www.aquantive.com) is headquartered in Seattle. Avenue A and Atlas DMT have offices in Seattle and New York City, and i-FRONTIER is headquartered in Philadelphia. Atlas DMT is a member of the NAI and adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to help ensure Internet user privacy. For more information about online data collection associated with ad serving, including online preference marketing and an opportunity to opt-out of the Atlas DMT cookie, go to: www.networkadvertising.org.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, intends, plans, predicts, projects, sees or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or trends that can only be evaluated by events or trends that will occur in the future. The forward-looking statements in this release include, without limitation, statements about online advertising and seeing solid growth, and statements regarding financial guidance for the fourth quarter of 2003 and for 2003. The forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, among others, the

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risk of unforeseen changes in client online advertising budgets, unanticipated loss of clients, the potential failure to attract new clients due to the company’s inability to competitively market its services, the risk of fluctuating demand for its advertising services, the potential failure to maintain current, desired client relationships or to achieve effective advertising campaigns for existing clients, potential deterioration or slower-than-expected development of the Internet advertising market, quarterly and seasonal fluctuations in operating results, timing variations on the part of advertisers to implement advertising campaigns, costs and risks related to any possible future acquisitions of technologies, businesses or brands, the short term nature of the company’s contracts with clients which generally are cancelable on 90 days’ or less notice, and the uncertainties, potential costs, and possible business impacts of unfavorable rulings in previously announced lawsuits involving the company. More information about factors that could cause actual results to differ materially from those predicted in aQuantive’s forward-looking statements is set out in its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Except as required by law, aQuantive, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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aQuantive, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$58,580	$34,372	$158,075	$88,300
Cost of revenue	43,607	24,241	114,339	62,992

Gross profit	14,973	10,131	43,736	25,308

Expenses:
Client support	5,775	3,620	18,066	10,465
Product development	1,113	1,555	2,983	4,853
Selling, general, and administrative	4,164	4,001	12,981	11,869
Depreciation and amortization of property and equipment	1,010	1,193	2,685	3,510
Amortization of deferred stock compensation	300	739	904	2,269
Corporate restructuring charges	—	497	—	497
Amortization of intangible assets	72	—	204	—

Total expenses	12,434	11,605	37,823	33,463

Income (loss) from operations	2,539	(1,474)	5,913	(8,155)
Interest and other income, net	1,077	797	2,121	3,155

Income (loss) before provision for income taxes and cumulative effect on prior years of change in accounting principle	3,616	(677)	8,034	(5,000)
Provision for income taxes	174	—	338	—

Income (loss) before cumulative effect on prior years of change in accounting principle	3,442	(677)	7,696	(5,000)
Cumulative effect on prior years of change in accounting principle	—	—	—	(1,330)

Net income (loss)	$3,442	$(677)	$7,696	$(6,330)

Basic net income (loss) per share before change in accounting principle	$0.06	$(0.01)	$0.13	$(0.09)
Cumulative effect of change in accounting principle	—	—	—	(0.02)

Basic net income (loss) per share	$0.06	$(0.01)	$0.13	$(0.11)

Diluted net income (loss) per share	$0.05	$(0.01)	$0.11	$(0.11)

Shares used in computing basic net income (loss) per share	59,644	58,368	59,074	58,302

Shares used in computing diluted net income (loss) per share	69,280	58,368	67,845	58,302

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aQuantive, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$128,164	$121,391
Accounts receivable, net of allowance	44,987	26,587
Other receivables	1,579	1,316
Prepaid expenses and other current assets	1,268	398

Total current assets	175,998	149,692
Property and equipment, net	4,969	4,166
Intangible assets, net	4,178	4,439
Other assets	412	843

Total assets	$185,557	$159,140

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$50,280	$38,423
Pre-billed media	4,859	3,757
Deferred revenue	5,794	2,554
Notes payable, current portion	278	1,569

Total current liabilities	61,211	46,303
Deferred Taxes	34	—

Total liabilities	61,245	46,303

Shareholders’ equity:
Common stock	598	584
Paid-in capital	218,722	215,858
Deferred stock compensation	(199)	(1,116)
Subscription receivable	(79)	(280)
Accumulated deficit	(94,730)	(102,209)

Total shareholders’ equity	124,312	112,837

Total liabilities and shareholders’ equity	$185,557	$159,140